Exhibit 99.2
TECHTARGET, INC. (TTGT)
SECOND QUARTER 2011
EARNINGS ANNOUNCEMENT
PREPARED REMARKS
TechTarget is posting to the Investor Information section of its corporate website a copy of these Prepared Remarks in combination with its financial results press release. These Prepared Remarks are offered to provide shareholders and analysts with additional time and detail for analyzing our financial results in advance of our scheduled conference call. The conference call will begin today, August 8, 2011, at 5:00 pm (ET) and will include only brief comments followed by questions and answers. These Prepared Remarks will not be read on the call. To access the live broadcast of the question and answer session, please visit the Investor Information section of TechTarget’s website at http://investor.techtarget.com/.
Greg Strakosch, CEO
Online revenue grew 17% in the quarter. Online revenue growth for the first 6 months of the year is 14%. Mid-point of guidance calls for 17% online revenue growth in Q3. We are re-affirming annual online growth rate of 15% for 2011.
Despite the cautious macro-environment and relatively flat IT marketing budgets, we are very encouraged by our results and outlook. We continue to benefit from the shift from traditional media to online media, market share gains from our Activity Intelligence™ platform and continued robust growth outside the United States.
The investments that we’ve made during the downturn are paying off. Initial reaction from customers to our Activity Intelligence Dashboard announcement has been overwhelmingly positive. We continue to see growth rates in excess of 50% for geo-targeted revenues outside the US. We expect very healthy growth outside the US for years to come. At the current pace, we expect geo-targeted revenues will represent a double-digit percentage of revenue in 2011 for the first time. As geo-targeted revenues become a bigger percentage of our overall revenues, the overall growth profile of the business is improved.
Financial performance continues to be strong. Adjusted EBITDA grew 20% on the 12% overall increase in revenue, again demonstrating the operating leverage in our business model. Adjusted EBITDA margin was 27% in the quarter. Our balance sheet remains strong. Cash and investments increased in the quarter by $3.9 million, bringing our balance to over $54 million. We continue to have no debt.
Jeff Wakely, CFO
Many of our prepared remarks contain a number of percentage changes as we discuss our financial performance. Unless otherwise indicated, each percentage change represents the year-over-year percentage change when comparing Q2 2011 to Q2 2010. In addition, these prepared remarks include a discussion on certain non-GAAP financial measures which are provided as a complement to the results provided in accordance with GAAP. We provide these non-GAAP financial measures as they best represent those measures used by management when reviewing our company’s performance. We define “adjusted EBITDA” as earnings before interest, other income and expense, income taxes, depreciation, and amortization, as further adjusted to exclude stock-based compensation and restructuring charges. We define “adjusted EBITDA margin” as adjusted EBITDA as a percentage of total revenues. We define “adjusted net income” as net income adjusted for amortization, stock-based compensation and restructuring charges, as further adjusted for the related income tax impact of such adjustments. We define “adjusted net income per share” as adjusted net income as defined above divided by weighted average diluted shares outstanding. Note that in 2011 we changed the manner in which we allocate our real estate facilities costs to align with actual departmental headcount. Previously these costs were all included as a part of general and administrative expenses. We have conformed the 2010 numbers below to be comparative with the 2011 methodology.

Revenues
Second quarter revenues are as follows:

	Three Months Ended June 30,
					%
					Change
		% of		% of	2011 vs.
(In $000’s)	2011	Revenues	2010	Revenues	2010
Revenues:
Online	$24,151	86%	$20,626	82%	17%
Events	3,951	14	4,447	18	(11)

Total revenues	$28,102	100%	$25,073	100%	12%

The 17% increase in Q2 2011 online revenues was primarily attributable to growth in our lead generation offerings (primarily sponsorship and white paper sales volumes) and, to a lesser extent, branding revenues (primarily banner sales volume). The 11% decrease in Q2 2011 events revenues is primarily due to the timing of a major multi-day conference held in the second quarter of 2010 that will be held in the third quarter of 2011.
Gross Profit
Second quarter gross profit margin percentages are as follows:

	Three Months Ended June 30,
			%
			Change
			2011 vs.
	2011	2010	2010

Online gross profit margin	76%	75%	1%
Events gross profit margin	69	69	—

Total gross profit margin	75%	74%	1%

The one point increase in overall gross profit margin was primarily attributable to online revenue being a higher percentage of the overall revenue mix in Q2 2011.

Operating Expenses
Second quarter operating expenses, excluding depreciation, amortization and restructuring charges are as follows:

	Three Months Ended June 30,
				%
			$ Change	Change
			2011 vs.	2011 vs.
(In $000’s)	2011	2010	2010	2010
Operating expenses:
Selling and marketing	$10,184	$9,420	$764	8%
Product development	1,870	2,180	(310)	(14)
General and administrative	3,458	3,757	(299)	(8)

Total operating expenses	$15,512	$15,357	$155	(1)%

Q2 2011 GAAP total operating expenses excluding depreciation, amortization and restructuring charges, increased $0.1 million to $15.5 million compared to $15.4 million for Q2 2010. The portion of stock-based compensation expense included in GAAP total operating expenses was $1.9 million and $3.0 million for Q2 2011 and 2010, respectively. Q2 2011 GAAP operating expenses by expense category as compared to Q2 2010 operating expenses after eliminating the effect of stock-based compensation are as follows: selling and marketing expenses increased to $9.1 million from $7.9 million, product development expenses decreased to $1.8 million from $2.0 million and general and administrative expenses increased to $2.8 million from $2.4 million.
Additionally, in the second quarter of 2011 we recorded a $0.4 million restructuring charge related to our acquisition of Computer Weekly. This restructuring charge represents the redundancy costs of Computer Weekly employees not brought over as part of the acquisition.
Net Income and Net Income Per Share
Second quarter net income and net income per diluted share are as follows:

	Three Months Ended June 30,
			%
			Change
			2011 vs.
(In $000’s, except per share amounts)	2011	2010	2010

Net income	$1,818	$446	308%

Net income per diluted share	$0.04	$0.01	300%

Adjusted EBITDA and Adjusted EBITDA Margin
Second quarter adjusted EBITDA and adjusted EBITDA margin are as follows:

	Three Months Ended June 30,
		Adj.		Adj.	% Change
		EBITDA		EBITDA	2011 vs.
(In $000’s)	2011	Margin	2010	Margin	2010

Adjusted EBITDA	$7,574	27%	$6,318	25%	20%

Adjusted Net Income and Adjusted Net Income per Share
Second quarter adjusted net income and adjusted net income per share are as follows:

	Three Months Ended June 30,
			%
			Change
			2011 vs.
(In $000’s, except per share amounts)	2011	2010	2010

Adjusted net income	$3,994	$3,866	3%

Adjusted net income per share	$0.10	$0.09	11%

For Q2 2011 adjusted net income per share is calculated by adding back to net income the effect of amortization, stock-based compensation and restructuring and then tax effecting these adjustments at an effective annual tax rate of 42%.
Balance Sheet Highlights
Our balance sheet and financial position remain strong. As of June 30, 2011, our cash, cash equivalents and investments totaled $54.4 million, which is up $3.9 million from our $50.5 million balance at March 31, 2011, and we have no outstanding bank debt. Working capital at June 30, 2011 is $45.2 million.
Accounts receivable, net of allowance, increased $3.2 million from March 31, 2011 to $29.0 million at June 30, 2011. Days sales outstanding at June 30, 2011 is 93 days, down from 102 days at March 31, 2011.
Don Hawk, President
In the midst of what is clearly a challenging macroeconomic environment, we continue to make strong progress against our growth objectives. Our Q2 results and Q3 outlook continue to give us reason to believe that the key growth drivers of the business — the continued general shift of offline marketing expenditures to online spend, international growth, our Activity Intelligence platform, and increased contribution from branding offerings — are holding up well and show signs of continuing to drive the business over the long term.

As we noted in our prepared comments for our last earnings call, seasonality plays a role in our business. Our annual year over year online revenue growth does not generally play out evenly over the four quarters, as our customers tend to increase their marketing initiatives in Q2 and Q4. So we’re encouraged that, as expected, our Q2 online revenue came in at a growth rate in excess of the 15% growth guidance we’re reaffirming for the year and, similarly, that our Q3 online revenue pipeline indicates that we expect to be able to continue that rate of growth through the slower summer quarter. We believe that this should provide us with good momentum heading into Q4, which is traditionally our strongest quarter.
With regard to Q2, we were encouraged to see strong, double-digit year over year growth from all three of the online customer segments that we track — the 12 largest IT vendors, our mid-tier spenders (which we define as our top 100 online customers outside of the 12 largest), and our smaller accounts outside of the top 100. In our last call, we noted that we had seen a slowdown in growth from the 12 largest IT vendors in Q1, but that we felt that result was situational and anticipated a turnaround to that trend as the year progressed. We did see that turnaround in our Q2 results. Just as encouraging, we saw the strongest growth from our mid-tier advertisers, who historically have been the biggest determinant of our overall growth.
Our lead generation offerings continue to be at the core of our value proposition for all three customer segments. The emphasis we have placed on our Activity Intelligence platform — our ability to help vendors improve their lead follow-up through our detailed information on our users’ technology interests — has allowed lead generation revenue to remain strong despite an uncertain sales environment for many of our customers. We are particularly bullish on this area of our business going forward because we are entering into a phase where we will be making what we feel are some very dramatic improvements with regard to both the type of Activity Intelligence information we are providing to our customers, and the usability of that information for our customers’ sales representatives.
The announcement we made last week regarding our release of the Activity Intelligence Dashboard was one of the most important new product releases in the Company’s history. It was the first of what will be a series of releases that will take our efforts in this area to an entirely new level of benefit for our advertisers. Until now, customers have received leads from TechTarget and any other suppliers in the market through static spreadsheets that they import into their CRM systems. For many of our customers, getting the enhanced Activity Intelligence data into the hands of their inside sales force or lead development staff on a real time basis has been difficult, as it requires customization of their CRM implementations and workflows. Our new Dashboard release solves this problem, providing the users of our lead information with secure, real-time access to detailed intelligence for every prospect, allowing them to quickly understand that prospect’s user activity, and enabling more informed and productive follow-up conversations.
Even more importantly, with this release we are, for the first time in the industry, providing our customers with a consolidated view of actionable intelligence at an account level. This is a significant enhancement — historically, lead generation offerings have focused on individual contacts, but the reality is that purchases in the IT space get made by entire teams of buyers. Our new Account Intelligence view of lead data aligns the information we provide to customers with the way that their sales teams already think and work. The sales staffs of our customers are assigned to accounts, not individuals — and our new offering gives them an easy way to understand the research activity across an entire account, highlighting spikes in topically relevant activity that may help them prioritize and better educate their follow up efforts.

We are currently including the Activity Intelligence Dashboard as an upgrade in all lead generation campaigns. This offering clearly puts us further downstream into our customers’ workflow and marketing processes than we have ever been before. We are no longer just handing off leads, but are now positioned to be a direct tool for the sales representatives and lead development staff that are responsible for creating sales opportunities out of the information we provide. We feel that, as our customers come to use this new way of accessing their lead information, the value of our enhanced Activity Intelligence information will become more actionable, and our customers’ return on investment on their programs with us — already very high — will increase significantly. We believe this could drive larger programs and quicker renewal turnarounds between programs, both of which will contribute to revenue growth. Moreover, future releases that we have planned on this platform will introduce new services that will represent new incremental revenue opportunities.
In addition to being quite excited about the recent developments related to Activity Intelligence, we also continue to be very pleased with the progress we’re making in growing our international business. Year over year growth in geo-targeted revenues in Q2 remained over 50% and actually accelerated on a sequential quarter basis, even without the partial-quarter impact of our acquisition of Computer Weekly at the end of April. Growth in EMEA was the largest driver for geo-targeted revenues in the quarter, and our growth there is still in the very early stages of the ultimate benefit we believe that we will see from the Computer Weekly acquisition. Our efforts against this acquisition are off to a good start, and have been focused on restructuring the staff and the technology platform, and communicating with advertisers about the new enhancements we’ll be bringing to the product set. Our growth in EMEA and in geo-targeted revenue generally continues to be a story of increased sales penetration — we’ve increased the number of unique accounts running geo-targeted programs by nearly 80% on a year over year basis. We expect this area of the business to be a strong growth driver well into the foreseeable future.
Finally, as we discussed briefly on our last earnings call, we feel that our growth against the large and mid-tier customer segments going forward will be helped by the moves we have made to strengthen our branding offerings. Our recently announced TechTarget Engage family of branding offerings is getting great traction. Our strategy in the area of branding is to focus our growth efforts around customized branding offerings that help our advertisers get highly contextual placements that facilitate engagement with our audience. Examples include banner units that incorporate social media feeds from both our own IT Knowledge Exchange™ site, as well as the vendor’s own social media platform, in addition to units that incorporate contextually relevant content assets — videos, white papers, and case studies — in sections of our sites directly related to the audience and topical objectives of the advertiser.
In closing, our experience over the past three years has shown us that we are certainly not immune to the overall economic environment. But we believe the areas of customer value we are focusing on — enabling international programs, providing more downstream value in our customers’ marketing and sales processes, and creating tangible engagement with our audience through branding vehicles — all have both long term sustainability, as well as the ability to drive growth through a challenging economic environment.
Financial Guidance
In the third quarter of 2011, the Company expects total revenues to be within the range of $25.3 to $26.7 million; online revenues within the range of $21.5 million to $22.5 million; events revenues within the range of $3.8 million to $4.2 million and adjusted EBITDA to be within the range of $5 million to $6 million. When compared to the third quarter of 2010, these expected results translate into total revenue growth of approximately 15% to 21% and adjusted EBITDA growth of 29% to 55% for the third quarter of 2011.

Non-GAAP Financial Measures
These prepared remarks and the accompanying tables include a discussion of non-GAAP operating expenses, adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted net income per share, all of which are non-GAAP financial measures which are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The term “non-GAAP operating expenses” refers to a financial measure that we define as GAAP operating expenses excluding depreciation, amortization, stock-based compensation and certain nonrecurring expenses separately identified. The term “adjusted EBITDA” refers to a financial measure that we define as earnings before net interest, other income and expense, income taxes, depreciation, and amortization, as further adjusted to exclude stock-based compensation and restructuring charges. The term “adjusted EBITDA margin” refers to a financial measure which we define as adjusted EBITDA as a percentage of total revenues. The term “adjusted net income” refers to a financial measure which we define as net income adjusted for amortization, stock-based compensation and restructuring charges, as further adjusted for the related income tax impact of the adjustments. The term “adjusted net income per share” refers to a financial measure which we define as adjusted net income divided by adjusted weighted average diluted shares outstanding. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, our definition of non-GAAP operating expenses, adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted net income per share may not be comparable to the definitions as reported by other companies. We believe non-GAAP operating expenses, adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted net income per share are relevant and useful information because it provides us and investors with additional measurements to compare the Company’s operating performance. These measures are part of our internal management reporting and planning process and are primary measures used by our management to evaluate the operating performance of our business, as well as potential acquisitions. The components of adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance. In the case of senior management, adjusted EBITDA is used as one of the principal financial metrics in their annual incentive compensation program. Adjusted EBITDA is also used for planning purposes and in presentations to our board of directors. Adjusted net income is useful to us and investors because it presents an additional measurement of our financial performance, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the impact of certain non-cash expenses and items not directly tied to the core operations of our business. Furthermore, we intend to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP measures to GAAP is provided in the accompanying tables.

Forward Looking Statements
Certain matters included in these prepared remarks may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of the Company and members of our management team. All statements contained in these prepared remarks, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; our expectations concerning market opportunities and our ability to capitalize on them; and the amount and timing of the benefits expected from acquisitions, from new products or services and from other potential sources of additional revenue. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. These statements speak only as of the date of these prepared remarks and are based on our current plans and expectations, and they involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to: market acceptance of our products and services; relationships with customers, strategic partners and our employees; difficulties in integrating acquired businesses; and changes in economic or regulatory conditions or other trends affecting the Internet, Internet advertising and information technology industries. These and other important risk factors are discussed or referenced in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, under the heading “Risk Factors” and elsewhere, and any subsequent periodic or current reports filed by us with the SEC. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

TECHTARGET, INC.
Consolidated Statements of Operations
(in $000’s, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(Unaudited)
Revenues:
Online	$24,151	$20,626	$44,531	$39,187
Events	3,951	4,447	6,137	6,929

Total revenues	28,102	25,073	50,668	46,116

Cost of revenues:
Online(1)	5,720	5,180	11,326	10,122
Events(1)	1,242	1,373	2,119	2,311

Total cost of revenues	6,962	6,553	13,445	12,433

Gross profit	21,140	18,520	37,223	33,683

Operating expenses:
Selling and marketing(1)	10,184	9,420	18,815	18,831
Product development(1)	1,870	2,180	3,816	4,535
General and administrative(1)	3,458	3,757	7,257	8,104
Restructuring charge	384	—	384	—
Depreciation	668	642	1,309	1,167
Amortization of intangible assets	989	1,140	2,075	2,275

Total operating expenses	17,553	17,139	33,656	34,912

Operating income (loss)	3,587	1,381	3,567	(1,229)
Interest income, net	6	84	12	191

Income (loss) before provision for income taxes	3,593	1,465	3,579	(1,038)

Provision for income taxes	1,775	1,019	1,836	856

Net income (loss)	$1,818	$446	$1,743	$(1,894)

Net income (loss) per common share:
Basic	$0.05	$0.01	$0.05	$(0.04)

Net income (loss) per common share:
Diluted	$0.04	$0.01	$0.04	$(0.04)

Weighted average common shares outstanding:
Basic	38,332	42,944	38,136	42,712

Weighted average common shares outstanding:
Diluted	40,691	45,053	40,863	42,712

(1)	Amounts include stock-based compensation expense as follows:

Cost of online revenues	$62	$86	$132	$174
Cost of events revenues	20	20	42	46
Selling and marketing	1,082	1,535	2,240	3,464
Product development	100	155	206	316
General and administrative	682	1,359	1,326	2,584

TECHTARGET, INC.
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(in $000’s)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(Unaudited)

Net income (loss)	$1,818	$446	$1,743	$(1,894)

Interest income, net	(6)	(84)	(12)	(191)
Provision for income taxes	1,775	1,019	1,836	856
Restructuring charge	384	—	384	—
Depreciation	668	642	1,309	1,167
Amortization of intangible assets	989	1,140	2,075	2,275

EBITDA	5,628	3,163	7,335	2,213

Stock-based compensation expense	1,946	3,155	3,946	6,584

Adjusted EBITDA	$7,574	$6,318	$11,281	$8,797

TECHTARGET, INC.
Reconciliation of Net Income (Loss) to Adjusted Net Income and Net Income (Loss) per Diluted Share to
Adjusted Net Income per Share
(in $000’s, except per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(Unaudited)

Net income (loss)	$1,818	$446	$1,743	$(1,894)

Amortization of intangible assets	989	1,140	2,075	2,275
Restructuring charge	384	—	384	—
Stock-based compensation expense	1,946	3,155	3,946	6,584
Impact of income taxes	(1,143)	(875)	(2,453)	(1,975)

Adjusted net income	$3,994	$3,866	$5,695	$4,990

Net income (loss) per diluted share	$0.04	$0.01	$0.04	$(0.04)

Weighted average diluted shares outstanding	40,691	45,053	40,863	42,712

Adjusted net income per share	$0.10	$0.09	$0.14	$0.11
Adjusted weighted average diluted shares outstanding	40,691	45,053	40,863	44,813

Options, warrants and restricted stock, treasury method included in adjusted weighted average diluted shares above	—	—	—	2,101

Weighted average diluted shares outstanding	40,691	45,053	40,863	42,712

TECHTARGET, INC.
Financial Guidance for the Three Months Ended September 30, 2011
(in $000’s)

	For the Three Months
	Ended September 30,
	2011
	Range

Revenues	$25,300	$26,700

Adjusted EBITDA	$5,000	$6,000

Depreciation, amortization and stock-based compensation	$3,425	$3,425
Interest and other income, net	$25	$25
Provision for income taxes	$792	$1,287

Net income	$808	$1,313